Pricing Supplement No. 1                            Filing Under Rule 424(b)(3)
Dated:  September 20, 2002                          Registration Nos. 333-72540
(To Prospectus dated November 6, 2001 and                         and 333-04288
Prospectus Supplement dated May 15, 2002)


                                  $125,000,000
                               UGI UTILITIES, INC.
                           SERIES C MEDIUM-TERM NOTES

PRINCIPAL AMOUNT: $20,000,000      CUSIP: 90269QAH2       FIXED RATE NOTE: YES
                                                                           ----

AMORTIZING NOTE:  YES       NO  X        INDEXED NOTE:  YES      NO  X      FLOATING RATE NOTE:   NO
                      ---      ---                          ---     ---                          ----
            (SEE BELOW)                             (SEE BELOW)                     (SEE BELOW)


FIXED RATE NOTES/FLOATING RATE NOTES:                    FLOATING RATE NOTES:

   Original Issue Date:  September 25, 2002              Base Rate:
   Interest Rate (if fixed rate):  5.53%                    _____ CD Rate
      Subject to change before maturity date:               _____ CMT Rate
         Yes     (See Below)  No  X                         _____ Commercial Paper Rate
            ----                 ----                       _____ Federal Funds Rate
   Maturity Date:  September 25, 2012                       _____ LIBOR (See Below)
   Issue Price (as a percentage of                          _____ Prime Rate
      principal amount): 100%                               _____ Treasury Rate
   Presenting Agent:  Wachovia Securities                   _____ Other (See Below)
      Commission (%):  0.625%                            Index Maturity:
   Net Proceeds to the Company (%):  99.375%             Spread (plus or minus):
   Redemption Commencement Date (if any):  N/A              Subject to change before maturity date:
   Repayment Dates (if any):  N/A                              Yes_____(See Below)   No_____
   Redemption Price:  N/A                                Spread Multiplier:
   Repayment Price:  N/A                                    Subject to change before maturity date:
Interest Payment Dates: May 15, Nov 15                         Yes_____(See Below)   No_____
   Original Issue Discount Note:                         Maximum Interest Rate:
      Yes:      No: X                                    Minimum Interest Rate:
           ---     ---                                   Initial Interest Period:
      If Yes:                                            Initial Interest Rate:
         Yield to Maturity:                              Interest Reset Periods:
         Initial Accrual Period:                         Interest Reset Dates:
         OID Default Amount:                             Interest Determination Dates:
   Reset of Interest Rate, Spread or                     Calculation Dates:  A/S
      Spread Multiplier:                                 Regular Record Date:  A/S
      Yes:      (See Below)  No:   X
           ---                    ---
   Anymaterial United States income tax
      consequences of purchasing, holding or
      disposing of the Notes:
      A/S:  X           Other:
           ---                 ---


                               NO ADDITIONAL TERMS


         As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $20,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $20,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                               WACHOVIA SECURITIES